Exhibit 99

FOR IMMEDIATE RELEASE                                                                           Contact: Paul Knopick

                                                                                                                                   888-795-6336

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ITRONICS ANNOUNCES SALES OF GOLD'n GRO LIQUID FERTILIZER INCREASED 77 PERCENT IN SECOND QUARTER AND 90 PERCENT IN FIRST HALF OF 2004

RENO, Nevada, July 1, 2004 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that second quarter GOLD'n GRO liquid fertilizer sales by its subsidiary, Itronics Metallurgical, Inc., totaled approximately $477,000, a 77 percent increase compared to the same quarter in 2003. First half GOLD'n GRO sales totaled approximately $706,000, a 90 percent increase over the first six months of 2003. The fertilizer sales in the first half of 2004 are 27 percent higher than GOLD'n GRO sales during the entire year of 2003.

"Continued mild weather in the western U.S. in the second quarter and expanding demand for the very effective GOLD'n GRO products combined to produce the large increase in sales," said Dr. John W. Whitney, Itronics President. "An increase in the number of GOLD'n GRO products being sold in bulk, and an increase in the number of distributor stores selling GOLD'n GRO, also continues to drive the sales expansion."

"During the quarter Itronics Metallurgical moved its most experienced sales agronomist to Walla Walla, Washington to begin sales development with the distributor network in Oregon, Washington, and Idaho," Dr. Whitney said. "The GOLD'n GRO product registrations are underway in those states and are expected to be completed during the third quarter. This expansion of the distributor sales program is expected to lead to further sales increases in 2005 and beyond."

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers, which can be used for lawns and houseplants, and the popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itronics.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" technology company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)